Surna Inc. Congratulates Founder Stephen Keen on his New Endeavor

BOULDER, CO – October 3, 2016 – Surna Inc. (OTCQB: SRNA), a technology company that engineers state-of-the art equipment for controlled environment agriculture (CEA) with special expertise in cannabis cultivation, congratulates Director of Technology Stephen Keen on his latest endeavor – leasing a facility in Boulder with the goal of becoming an independent marijuana cultivator, which plans to demonstrate Surna solutions.

Keen stated, “I am very excited about the opportunity to build an independent cultivation facility that illustrates proper installation and use of the Surna products that I helped develop. By managing a showroom, unaffiliated with Surna, over which I have complete control, I expect to show how Surna’s climate control systems can generate significant energy savings and improve production yield. In my heart, I am a grower and an environmentalist. I want the opportunity to prove the two can flourish together.”

Keen is applying for grow licenses from the Colorado Marijuana Enforcement Department (MED). The process is expected to take several months, and there is no assurance licensing will be granted. The MED administers and enforces medical and retail marijuana laws and regulations and collects empirical data on producers that can be used to evaluate energy efficiency, productivity and more. Surna is in discussions with Keen to determine how best to proceed with a business relationship between the company and Keen’s new venture. Surna and Keen are hopeful those discussions will lead to a mutually beneficial opportunity. Surna would expect to have no ownership or profit participation from Keen’s new venture.

Surna’s CEO Trent Doucet said, “Stephen is a leader in cannabis cultivation technology. We support and applaud his decision to act on his vision to set the bar on energy efficiency for indoor cultivation. We are excited about the possibility of being able to showcase Surna’s technology to prospective clients. Stephen continues to be an employee, and we are discussing transitioning him to a consultant – contingent upon obtaining his grow license. Regardless, as a founder and a board member, we expect Stephen to continue to assist and advise Surna.”

Surna’s VP of Sales Brandy Keen added, “I lead Surna’s sales efforts, and I am committed to increasing our top and bottom lines. While the company intentionally made a decision not to touch cannabis, we could benefit greatly from access to an R&D center and showroom. If licensed and a business relationship between Stephen and Surna is formalized, I am very hopeful that Stephen’s facility can help showcase Surna’s solutions’ great advantages.”

Stephen Keen concluded, “My plan is to use my facility to develop new products, fine tune Surna’s products, to emulate project management practices and to educate the cannabis community on best practices. Further, I am dedicated to bringing Surna’s Hybrid Building concept to fruition and expect to be fully involved in the construction process. I look forward to working with Surna very enthusiastically going forward.”

About Surna

Surna Inc. (www.surna.com) (OTCQB: SRNA) develops innovative technologies and products that monitor, control and address the energy and resource intensive nature of indoor cannabis cultivation. Currently, the company’s revenue stream is based on its main product offerings – supplying industrial technology and products to commercial indoor cannabis grow facilities.

Headquartered in Boulder, CO, Surna’s diverse engineering team is tasked with creating novel energy and resource efficient solutions, including the company’s signature water-cooled climate control platform. Surna’s engineers continuously seek to create technology that solve the highly specific demands of the cannabis industry for temperature, humidity, light and process control.

Surna’s goal is to provide intelligent solutions to improve the quality, the control and the overall yield and efficiency of controlled environment agriculture (CEA). Though its clients do, the company neither produces nor sells cannabis.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including Surna’s ability to monetize service components, Surna’s support of premium prices for existing products, commercialization of research and development efforts and continued expansion of legal cannabis markets. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, government regulation and taxation, and fraud. In addition, the current global economic climate amplifies many of these risks. More information about factors that potentially could affect Surna’s financial results is included in Surna’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Statement About Cannabis Markets

The use, possession, cultivation, and distribution of cannabis is prohibited by federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in the sector are still at risk of being prosecuted by federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today and what is the law today may not be the law next week. This means that at any time the city, county, or state where cannabis is permitted can change the current laws and/or the federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that the cannabis industry is a high-risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

Katie O’Block, VP of Marketing, Katie@surna.com, 303-993-5271 ext. 101

Kirsten Chapman, LHA Investor Relations, (415) 433-3777, surna@lhai.com

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